News Release

For Immediate Release                                                           For Further Information, Contact:
May 29, 2008                                                                           George Lancaster, Hines
   713/966-7676
   George_lancaster@hines.com

HINES REIT ACQUIRES 4050 AND 4055 CORPORATE DRIVE

(DALLAS) – The Dallas office of Hines, the international real estate firm, announced today that Hines REIT has acquired 4050 and 4055 Corporate Drive from Dividend Capital Trust. Hines is the sponsor of Hines REIT, and is responsible for the acquisition, management and leasing of its assets.

    Located in the DFW Airport East submarket, 4050 and 4055 Corporate Drive are single-story Class A industrial warehouse facilities within the DFW Trade Center, a 180-acre office and distribution park just four miles north of the DFW International Airport.

    4050 Corporate Drive contains 441,068 square feet while 4055 Corporate Drive is a 202,361-square-foot building. Completed in 1997 and 1996 respectively, the buildings were designed for a variety of distribution, light manufacturing and office functions. The complex also includes surface parking for 831 cars.

    In total, the property is 100 percent-leased to an array of national and regional tenants including:  Kay Chemical; FleetPride Corporation; Verizon Communications, Inc.; and John H. Harland/Harland Clarke.

    “4050 and 4055 Corporate Drive have a stable and high quality tenant roster with close proximity to DFW international airport and the expansive Northwest Dallas population,” said Charles Hazen, president and CEO of Hines REIT.  “We believe this acquisition suits our objective of investing in fundamentally sound real estate while expanding our industrial property base.”

    Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States.  Including this acquisition, Hines REIT currently owns interests in 46 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesreit.com

    Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in 69 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations,  projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.